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                                                                  Exhibit (g)(8)




                 AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

     AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated June 24, 1998 (the "Amendment"), by and between NATIONWIDE MUTUAL INSURANCE COMPANY, an Ohio mutual insurance company ("Nationwide"), and ALLIED MUTUAL INSURANCE COMPANY, an Iowa mutual insurance company ("Allied") (Nationwide and Allied being hereinafter sometimes collectively referred to as the "parties").

     WHEREAS, the parties entered into that AGREEMENT AND PLAN OF MERGER, dated as of June 3, 1998 (the "Agreement"), which effected the Merger of Allied with and into Nationwide (the "Merger") upon the terms and subject to the conditions set forth in the Agreement; and

     WHEREAS, the parties believe it is in their respective best interests to amend Exhibit A to the Agreement.

     NOW THEREFORE, in consideration of the premises and the promises and agreements set forth herein, Nationwide and Allied, intending to be legally bound hereby, agree as follows:

     1. Section 2.6 Effect of Merger on Allied Members. is amended and restated in its entirety as follows:

          "Section 2.6 Effect of Merger on Allied Members. From and after the Effective Time, the policyholders of Allied will become policyholders of Nationwide, in full satisfaction of all rights pertaining to the policies of Allied. In addition, each Allied policyholder will be granted a certificate of membership, substantially in the form attached hereto as Exhibit A. Nationwide agrees to use its reasonable efforts after the Effective Time to maintain all of the former Allied policies and contracts as policies and contracts of Nationwide, it being understood that in view of certain state laws and regulations concerning forms, rates and rules, it will likely be necessary at the time of renewal of such policies and contracts to write certain of such renewed policies and contracts with a Nationwide Insurer to comply with the laws and regulations of the various states."

     2. Exhibit A of the Agreement is hereby amended to include Paragraph C as follows:

          "In the event that Nationwide declares a policyholder dividend which would be payable in respect of your policy if your policy were issued by Nationwide, then such dividend will also be payable by Nationwide in respect of your policy."

     3. All other terms, provisions and conditions of the Agreement shall remain unchanged and are hereby ratified and confirmed.

     4. Nationwide and Allied hereby agree that this Amendment is a valid and enforceable amendment and a modification of the Agreement and has been executed by each of the parties as provided in Section 9.4 of the Agreement, and each agree that this Amendment has been authorized by all necessary corporate action on the part of such party.

     5. Duplicates; Counterparts. The Amendment shall be executed in duplicate and may be executed in counterparts, each of which shall be deemed to constitute an original and constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Amendment. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     6. Governing Law; Jurisdiction. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Iowa without regard to the conflict or choice of laws rules thereof or of any other jurisdiction.

     7. Entire Agreement. The Agreement and the Amendment constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and thereof.
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     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Nationwide and of Allied as of the date first above written.

                                             NATIONWIDE MUTUAL INSURANCE COMPANY

                                             By: /s/ Mark B. Koogler
                                               ---------------------------------
                                               Name:  Mark B. Koogler
                                               Title: Vice President and
                                                      Associate General Counsel

                                             ALLIED MUTUAL INSURANCE COMPANY

                                             By: /s/ Douglas L. Andersen
                                               ---------------------------------
                                               Name:  Douglas L. Andersen
                                               Title: President and Chief
                                                      Executive Officer